                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]    Preliminary Proxy Statement

[X]     Definitive Proxy Statement

[  ]    Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
        240.14a-12

                                KELLWOOD COMPANY
- - -----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                KELLWOOD COMPANY
- - -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[  ]    $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3)

[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

   1)   Title of each class of securities to which transaction applies:

        ---------------------------------------------------------------------

   2)   Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------------------

   3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ---------------------------------------------------------------------

   4)   Proposed maximum aggregate value of transaction:

        ---------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)   Amount Previously Paid:

        ---------------------------------------------------------------------

   2)   Form, Schedule or Registration Statement No.:

        ---------------------------------------------------------------------

   3)   Filing Party:

        ---------------------------------------------------------------------

   4)   Date Filed:

        ---------------------------------------------------------------------

                           KELLWOOD COMPANY

                                 1994

                            PROXY STATEMENT

                           KELLWOOD COMPANY

        600 KELLWOOD PARKWAY, ST. LOUIS COUNTY, MISSOURI 63017

                         1994 Proxy Statement

                                  and

                Notice of Annual Meeting of Shareowners

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareowners of Kellwood Company, a Delaware corporation (hereinafter referred to as the "Company"), will be held at 600 Kellwood Parkway, St. Louis County, Missouri, on Thursday, August 25, 1994, at 9:00 A.M. for the following purposes:

    1. To elect five members to the Board of Directors to hold office for a period of two years and until their successors are duly elected and qualified;

    2. To approve amendments to the Kellwood Company 1990 Omnibus
  Incentive Stock Plan; and

    3. To transact such other business as may properly come before the meeting, including any adjourned session thereof.

  The Board of Directors has fixed the close of business on June 27, 1994 as the record date for determining shareowners entitled to notice of the aforesaid Annual Meeting and to vote thereat in person or by proxy.

  The Proxy Statement is set forth following this Notice of Annual Meeting. Also accompanying this Notice of Annual Meeting are a Proxy and the Company's Annual Report for the fiscal year ended April 30, 1994.

                             By Order of the Board of Directors

                             /s/ THOMAS H. POLLIHAN
                             Thomas H. Pollihan
                             Vice President, Secretary and
                             General Counsel

St. Louis, Missouri
July 14, 1994

                           KELLWOOD COMPANY

                         600 KELLWOOD PARKWAY

                   ST. LOUIS COUNTY, MISSOURI 63017

                                                            APPROXIMATE
                                                          MAILING DATE:
                                                          JULY 14, 1994

                            PROXY STATEMENT

             ANNUAL MEETING OF SHAREOWNERS-AUGUST 25, 1994

                          GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of the accompanying Proxy by the Board of Directors of Kellwood Company, a Delaware corporation (the "Company"), for the Annual Meeting of Shareowners to be held on August 25, 1994. Only shareowners of record at the close of business on June 27, 1994, are entitled to notice of, and to vote (in person or by proxy) at the meeting.

  This Proxy Statement and form of proxy are being mailed on or about July 14, 1994. The Company's Annual Report (including financial statements) to its shareowners for the fiscal year ended April 30, 1994, accompanies this Proxy Statement.

  The expense of soliciting proxies for the meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement and the reasonable costs of brokers, nominees and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by the use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. In addition, the Company has engaged Morrow & Co., Inc., a firm specializing in solicitation of proxies, to assist in the current solicitation for an estimated fee of $4,500, plus reimbursement for their out-of-pocket expenses.

VOTING PROCEDURES

  Shareowners are entitled to one vote per share owned on the record date and, with respect to the election of directors, shareowners have the right to cumulative voting. Under cumulative voting, each shareowner is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she owns, and he or she may cast all of his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees.

  If the accompanying proxy form is signed and returned in time, the shares represented thereby will be voted, unless otherwise indicated on the proxy card, in accordance with the specifications thereon. If no contrary specification is made, the proxies intend to vote the shares so represented to elect the largest number of the nominees for directors named herein which can be elected under cumulative voting. If no other persons are nominated for election to the Board, votes represented by all properly executed proxies will be distributed in approximately equal numbers among the nominees set forth below. If allocation is necessary, the proxies will use their discretion in making the allocation among nominees. Shareowners who do not wish to have their votes distributed in approximately equal numbers among the nominees or do not want to grant the proxies discretion to allocate, if allocation is deemed necessary by the proxies, should mark their proxy forms to indicate how they wish to have the proxies distribute their votes.

  The proxies reserve the right not to vote and to return to a shareowner any proxy in which the authority to vote shares represented thereby is made subject to any condition or conditions by such shareowner other than as expressly provided for in the accompanying proxy form.

  The five directors receiving the highest number of the votes at the meeting, present in person or by proxy, will be elected. Those proxies containing instructions to "Withhold Authority" to vote shares for one or all of the nominees will be counted for the purpose of determining a quorum to transact business, but not entitled to vote for the nominee(s) for which voting authority is being withheld. Abstentions and broker non-votes will be counted to determine a quorum, but will not be counted in the election of directors.

  The Company's management knows of no matter to be brought before the meeting other than that referred to in Items 1 and 2 of the foregoing Notice of Annual Meeting of Shareowners. However, if any other matters properly come before the meeting, it is intended that the proxies in the accompanying form which are duly signed and returned in time will be voted upon such matters in accordance with the judgment of the person or persons voting the proxy. Any shareowner who signs and returns a proxy may revoke that proxy at any time prior to the voting thereof either by revoking the proxy in person at the meeting or by delivering a signed written notice of revocation to the office of the Secretary of the Company before the meeting begins.

SHAREOWNER PROPOSALS

  Shareowners wishing to include proposals in the Company's Proxy Statement and form of proxy for the 1995 Annual Meeting of Shareowners must submit their proposals so that they are received by the Secretary of the Company at the principal executive offices in St. Louis by February 24, 1995. In addition, Section 2.10 of the Company's By-Laws imposes certain time and information requirements on shareowners wishing to bring business before a shareowner meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  At the close of business on June 27, 1994 (the "record date"), the Company had 21,050,831 shares outstanding. The table listed below contains information concerning each person who is known by the Company to be the beneficial owner of more than five percent of the Company's common stock. To the best of the Company's knowledge, no other persons are beneficial owners of five percent or more of the Company's shares.

                                                                                                AMOUNT
                                                                                              AND NATURE
                                                            NAME AND ADDRESS                 OF BENEFICIAL            PERCENT
                        TITLE OF CLASS                    OF BENEFICIAL OWNER                  OWNERSHIP              OF CLASS
                        --------------                    -------------------                --------------           --------
                  Common Stock                  FMR Corp.
                                                82 Devonshire Street
                                                Boston, MA 02109                            1,371,600(1)(3)            6.57%

                  Common Stock                  Neuberger & Berman
                                                605 Third Avenue
                                                New York, NY 10158                          1,550,550(2)(3)            7.47%

- - -----

(1) As reported on their Schedule 13G dated February 10, 1994, FMR Corp., a parent holding company, was the beneficial owner of 1,371,600 shares representing approximately 6.57% of the total shares outstanding on that day. The 1,371,600 shares include 1,264,350 shares beneficially owned by its subsidiary, Fidelity Management & Research Company, an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, and 75,750 shares beneficially owned by FMR's subsidiary, Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Fidelity International Limited, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries beneficially owned 31,500 shares on that day and had the sole power to vote and the sole power to dispose of 31,500 shares. FMR Corp. has sole voting power for 63,150 of the shares, shared voting power for none of the shares and sole dispositive power for 1,371,600 shares.

(2) As reported on their Schedule 13G dated January 31, 1994, Neuberger & Berman, a Broker-Dealer registered under Section 15 of the Securities Exchange Act of 1934, and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, was the beneficial owner of 1,550,550 shares representing 7.47% of the total shares outstanding on that day. Neuberger & Berman has sole voting power for 938,550 shares, shared voting power for 595,600 shares, sole dispositive power for none of the shares, and shared dispositive power for 1,550,550 shares.

(3) Shares adjusted due to 3-for-2 stock split on March 7, 1994.

                         ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than 15 directors, with the number of directors to be fixed by the Board, and that the Board shall be divided into two classes, with one class being elected each year for a two-year term. On May 27, 1993, the Board of Directors by resolution amended section 3.1 of the Company's By-laws fixing the number of directors at ten and, accordingly, five directors are to be elected at the annual meeting to serve for two years or until the 1996 Annual Meeting of Shareowners and until their respective successors shall have been elected and qualified. The persons named as proxies in the accompanying proxy form have indicated that they intend to vote for the election of the largest number of nominees set forth hereinafter which they can elect under cumulative voting. For a discussion of cumulative voting, see above.

  In the event that any of the following nominees for election as director is not available to serve as a director at the time of election at the meeting, proxies may be voted for a substitute nominee as well as for the remaining nominees named herein. However, the Company's management has no reason to anticipate that any nominees will be unavailable.

               NOMINEES FOR ELECTION TO SERVE UNTIL 1996

WAI YIU FUNG, AGE 46

  Director of the Company since 1992. Deputy Chairman and Managing Director, Smart Shirts Limited (apparel manufacturer) from November 1, 1990 to present. Senior Vice President, Smart Shirts Limited from December 16, 1975 to November 1, 1990. Smart Shirts Limited is a wholly-owned subsidiary of the Company.

  Member: Finance Committee.

JERRY M. HUNTER, AGE 42

  Partner at Bryan Cave (law firm) from December 1993 to present. General Counsel, National Labor Relations Board, Washington, D.C., from November 1989 to November 1993. Director, Missouri Department of Labor and Industrial Relations from 1986 to 1989. Labor Counsel, Kellwood Company from November 1981 to May 1986.

JAMES C. JACOBSEN, AGE 59

  Director of the Company since 1975. Executive Vice President
Administration since May 31, 1989. Senior Vice President Finance-
Administration from 1988 to 1989. Senior Vice President Finance from
1986 to 1988.

  Member: Executive and Finance Committees.

JAMES S. MARCUS, AGE 64

  Director of the Company since 1965. A Limited Partner of The Goldman Sachs Group, L.P. since March 28, 1989. A Limited Partner of Goldman, Sachs & Co. (investment bankers) from December 1, 1982 to March 28, 1989. Director of American Biltrite, Inc.

  Member: Finance and Compensation and Stock Option Committees.

WILLIAM J. MCKENNA, AGE 67

  Director of the Company since 1982. Chairman, President and Chief Executive Officer since May 1, 1991. Chief Executive Officer since 1984. President since 1982. Director of Genovese Drug Stores, Inc. and United Missouri Bancshares, Inc.

  Member: Executive Committee.

               DIRECTORS CONTINUING TO SERVE UNTIL 1995

RAYMOND F. BENTELE, AGE 57

  Director of the Company since 1993. President and Chief Executive Officer of Mallinckrodt, Inc. from 1978 until retirement on November 30, 1992. Director of Mallinckrodt Group Inc. (formerly IMCERA Group, Inc. and a manufacturer of medical, specialty chemical and veterinary products). Director of IMC Fertilizer Group, Inc. (food crop mineral nutrients).

  Member: Audit Committee.

EDWARD S. BOTTUM, AGE 60

  Director of the Company since 1981. Chairman and Director, Geo. T. Schmidt, Inc. (manufacturer machines and dies) since 1991. Director, Azar Nut Company (food processing) since 1991. Managing Director, Chase Franklin Corporation (merchant banking) since April 1990. Vice Chairman, Continental Bank N.A. from August 1984, and Continental Bank Corporation from January 1988, until retirement on March 30, 1990. Director and Chairman of the Board of Trustees of The 231 Fund (mutual funds family) since July 1993. Chairman and Director, Wireless Data Corporation (manufacturer of measurement instruments for harsh environments) since December 1993.

  Member: Audit and Finance Committees.

RICHARD P. CONERLY, AGE 70

  Director of the Company since 1975. Chairman of Orion Capital Inc. (management company) since 1988. President of Pott Industries Inc. (marine construction and services), a wholly-owned subsidiary of Houston Natural Gas Corp., from 1969 to 1987. Director of Mercantile Bancorporation Inc. and LaBarge, Inc.

  Member: Compensation and Stock Option Committee.

KITTY G. DICKERSON, Ph.D., AGE 54

  Director of the Company since 1991. Professor and Chair of the Department of Textile and Apparel Management, University of Missouri, Columbia, Missouri from 1986 to Present.

  Member: Audit Committee.

FRED W. WENZEL, AGE 78

  Director of the Company since 1961. Chairman Emeritus since May 1, 1991. Chairman of the Board from 1964 to April 30, 1991.

  Member: Executive Committee

    TRANSACTIONS SINCE MAY 1, 1993 IN WHICH NOMINEES FOR DIRECTORS,
        DIRECTORS, OFFICERS AND MAJOR SHAREOWNERS HAD INTERESTS

  Robert E. Madden, a Vice President of the Company, is the Lessor of certain real estate leased by SBH Group, a division of Kellwood Company, which includes a plant, office and warehouse facility in Dedham, Massachusetts at an annual rent of approximately $482,000.

  Jerry M. Hunter was appointed a director nominee at a Board of Directors Meeting held on June 1, 1994. Mr. Hunter is a partner in the law firm of Bryan Cave in St. Louis, Missouri. The services of the law firm have been retained during the last fiscal year and during the current fiscal year. Fees paid by the Company to Bryan Cave did not exceed five percent of the law firm's gross revenues for that firm's last fiscal year.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company receive no compensation for their service as directors. Non-employee directors were compensated for their services at the rate of $20,000 per annum. In addition, each non-employee director receives $1,000 for each Board Meeting and $700 for each Committee meeting attended, not to exceed $1,700 for any one day, and is reimbursed for expenses incurred in attending those meetings. Commencing May 1, 1994, non-employee director fees will be increased to $23,000 per annum and $800 for each Committee meeting attended, not to exceed $1,800 for any one day.

                   BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. The Board meets regularly four times per year, and holds special meetings as required. In fiscal 1994, the Board met four times.

  Each director spends considerable time in preparing for and attending Board and Committee meetings. During the Company's most recent fiscal year, each director attended at least 75% of the Board meetings and meetings of Committees to which he or she was appointed.

  The Board has an Executive Committee, Finance Committee, Audit
Committee and Compensation and Stock Option Committee.

  The Executive Committee, between Board meetings, has all the authority of the Board of Directors in the management of the business affairs of the Company (except for action relating to dividends, stock issuances, and certain fundamental corporate changes). The Executive Committee did not meet during fiscal 1994. On two occasions actions were taken by unanimous written consent after the Committee reviewed proposals circulated to the members.

  The Finance Committee's responsibilities are to study and suggest methods for obtaining the future financing requirements of the Company. The Finance Committee did not meet during fiscal 1994.

  The Audit Committee's responsibilities include recommending to the Board of Directors the independent accountants to be employed for the purpose of conducting the annual examination of the Company's financial statements, discussing with the independent accountants the scope of their examination, reviewing the Company's financial statements and the independent accountants' report thereon with Company personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters. The Audit Committee met two times during fiscal 1994.

  The Compensation and Stock Option Committee's responsibilities include approving salaries of executives of the Company, administering and interpreting compensation plans, and granting cash bonuses, stock bonuses and other benefits under such plans. The Compensation and Stock Option Committee met one time during fiscal 1994.

              MANAGEMENT OWNERSHIP OF THE COMPANY'S STOCK

  Under regulations of the Securities and Exchange Commission, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of those shares. The following table shows, as of June 27, 1994, the beneficial ownership of each present director and each nominee for director, and of all present directors and executive officers as a group, of shares of the Company's common stock. This information has been furnished to the Company by the individuals named. As shown in the last column, in some cases a significant number of the shares indicated in the center column as being beneficially owned are actually unissued shares attributable to unexpired options for the Company's common stock which are presently exercisable or first become exercisable within 60 days after June 27, 1994. With the exception of Mr. McKenna and Mr. Wenzel, who own approximately 1.18% and 1.01% respectively of the outstanding common stock of the Company, no nominee or present director owns more than 1% thereof. All officers and directors as a group own approximately 4% of the outstanding common stock.

                                                                                                            NUMBER OF SHARES
                                                                                  NUMBER OF               INCLUDED IN PREVIOUS
                                                                                   SHARES                  COLUMN ATTRIBUTABLE
                                     NAME OF INDIVIDUAL                         BENEFICIALLY                  TO UNEXPIRED
                                     OR NUMBER IN GROUP                             OWNED                  OPTIONS TO PURCHASE
                                     ------------------                         ------------              --------------------
                  R. F. Bentele..........................................              750                         -0-
                  E. S. Bottum...........................................            2,250                         -0-
                  R. P. Conerly..........................................            2,250                         -0-
                  K. G. Dickerson........................................              600                         -0-
                  W. Y. Fung.............................................            9,760                         7,260
                  J. C. Jacobsen.........................................          113,952(1)                     26,100
                  J. M. Hunter...........................................             -0-                          -0-
                  J. S. Marcus...........................................              900                         -0-
                  W. J. McKenna..........................................          248,426(2)                     41,340
                  F. W. Wenzel...........................................          212,995                         -0-
                  All directors and executive officers as a group (22
                   persons including those named)........................          850,082                       194,730

- - -----

(1) Does not include 8,550 shares owned by Mr. Jacobsen's children. Mr. Jacobsen disclaims beneficial ownership of these shares.

(2) Does not include 202 shares owned by Mr. McKenna's wife. Mr.
    McKenna disclaims beneficial ownership of these shares.

                  COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows the amount of all compensation earned for services in all capacities to the Company for the last three fiscal years for (i) the Chief Executive Officer, and (ii) the other four most highly paid executive officers (the "Named Officers") at April 30, 1994.


                      SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                         -----------------------------------------
                                             ANNUAL COMPENSATION                    AWARDS              PAYOUTS
                                     ----------------------------------- ---------------------------   -----------
             (a)               (b)        (c)         (d)         (e)          (f)            (g)         (h)             (i)
                                                                 OTHER
                                                                ANNUAL      RESTRICTED                                 ALL OTHER
           NAME AND                                             COMPEN-       STOCK        OPTIONS/        LTIP         COMPEN-
      PRINCIPAL POSITION       YEAR   SALARY ($)    BONUS ($)  SATION ($) AWARD(S) ($)(1)   SARS (#)     PAYOUTS ($)    SATION ($)
      ------------------       ----   ----------   ----------  ---------- ---------------  --------    ------------   -----------
William J. McKenna             1994    $740,000     $370,000       0         $441,783       43,800         0       $    6,930(3)
Chairman, President,           1993     700,000      350,000       0          320,837       43,950         0        2,406,791(2)
CEO and Director(6)            1992     650,000      325,000       0          429,029       75,000         0            6,981(3)

James C. Jacobsen              1994     350,000      140,000       0          176,697       17,100         0            6,945(3)
Executive Vice President       1993     330,000      130,000       0          119,520       16,200         0            6,846(3)
Administration and Director    1992     300,000      120,000       0          158,774       27,000         0            6,606(3)

Robert E. Madden               1994     375,000       50,000       0           72,872       24,000         0            6,746(3)
Vice President                 1993           0(4)         0       0                0        7,500         0                0
                               1992           0(4)         0       0                0        7,500         0                0

Wai Yiu Fung                   1994     326,899       75,000       0                0        7,800         0                0
Deputy Chairman and Managing   1993     282,634       50,000       0                0        6,750         0                0
Director, Smart Shirts         1992           0(5)         0       0                0        7,500         0                0
Limited, and Director

Hal J. Upbin                   1994     283,000      110,000       0          106,018       12,000         0            5,722(3)
Executive Vice President       1993     265,000      100,000       0           71,736       10,800         0            5,520(3)
Corporate Development          1992     248,000       75,000       0           97,967       15,000         0            5,246(3)


- - -----

(1) The restricted stock awards attributable to the Named Executives for fiscal years through April 30, 1994, including the awards in Column (f), which are still subject to restrictions under the
    Corporate
                                    6

    Development Incentive Plan, and valued at the fair market price as of April 30, 1994, are as follows: W. J. McKenna, 24,755 shares at $591,149; J. C. Jacobsen, 9,211 shares at $219,958; R. E. Madden, 0 shares; W. Y. Fung, 0 shares; and H. J. Upbin, 5,348 shares at $127,710. The Corporate Development Incentive Plan is a restricted stock award with performance criteria based on one year's performance. Dividends are paid on restricted shares.

(2) Employer matching 401(k) plan contribution of $6,791 and $2,400,000 deferred compensation distribution.

(3) Employer matching 401(k) plan contribution.

(4) Not an executive officer of the Company for the fiscal year.

(5) Not an executive officer or a director for the fiscal year.

(6) W. J. McKenna has a contract of employment through November 30, 1996. Effective May 1, 1994 his salary was increased to $790,000.

  The following two tables contain information covering stock options granted during the fiscal year ended April 30, 1994, to the Named Officers and the number and value of unexercised stock options held by those officers at the end of the last fiscal year. No SARs were granted in conjunction with the options.

                          OPTION GRANTS TABLE

                 OPTION GRANTS DURING 1994 FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                                    AT ASSUMED ANNUAL RATES OF
                                                                                                     STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                                        FOR OPTION TERM
                                ------------------------------------------------                 --------------------------------
                                                   % OF TOTAL
                                                     OPTIONS
                                                   GRANTED TO      EXERCISE OR
                                    OPTIONS       EMPLOYEES IN     BASE PRICE       EXPIRATION
              NAME              GRANTED (#)(1)    FISCAL YEAR       ($/SHARE)          DATE           5% ($)         10% ($)
              ----              --------------   --------------   ------------      ----------        ------         -------
William J. McKenna..............     43,800          15.4660         $19.96          05/27/03        $549,810       $1,393,326
James C. Jacobsen...............     17,100           6.0381          19.96          05/27/03         214,652          543,970
Robert E. Madden................      9,000           3.1779          19.96          05/27/03         112,975          286,300
                                     15,000           5.2966          20.50          08/24/03         193,385          490,076
Wai Yiu Fung....................      7,800           2.7542          19.96          05/27/03          97,911          248,127
Hal J. Upbin....................     12,000           4.2372          19.96          05/27/03         150,633          381,733


- - -----

(1) Total options granted during 1994 were 283,200 shares to the Named Officers and all other employees.

                 OPTION EXERCISES IN 1994 FISCAL YEAR
                    AND FY-END 04/30/94 VALUE TABLE

                       (A)                             (B)               (C)                (D)                     (E)
                                                                                                                  VALUE OF
                                                                                                                UNEXERCISED
                                                                                         NUMBER OF              IN-THE-MONEY
                                                                                          OPTIONS                 OPTIONS
                                                                                        AT FY-END (#)           AT FY-END ($)
                                                                                          04/30/94                04/30/94
                                                     SHARES
                                                   ACQUIRED ON          VALUE           EXERCISABLE/            EXERCISABLE/
                       NAME                       EXERCISE (#)      REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE
                       ----                       -------------     ------------       -------------           -------------
William J. McKenna................................    69,000          $450,462          8,790/123,960         $ 47,642/873,328
James C. Jacobsen.................................    33,375           304,638         14,040/ 46,260          140,216/321,259
Robert E. Madden..................................         0                 0          4,500/ 34,500           42,891/170,642
Wai Yiu Fung......................................         0                 0          2,850/ 17,700           24,698/111,986
Hal J. Upbin......................................     1,500             1,980          5,160/ 32,640           55,158/249,602

                          RETIREMENT PROGRAM

PENSION PLAN

  The Kellwood Company Pension Plan is a defined benefit plan covering substantially all employees of the Company and participating subsidiaries. The basic annual pension benefit under the Plan for service after April 30, 1989 is equal to 12 times 0.5% of average monthly earnings times credited service after April 30, 1989, plus 12 times 0.5% of average monthly earnings, in excess of covered compensation, multiplied by years of credited service commencing on or after May 1, 1989 up to 35 years. Covered compensation is defined as the average social security wage base for the 35 years before an employee reaches social security retirement age. Average monthly earnings under the Plan is the average of an employee's monthly earnings defined under the Plan paid during the highest paid five consecutive full calendar years within an employee's credited service. The amount of final benefits is not and cannot readily be calculated for each individual by the Plan's regular actuaries.

  Plan participants as of April 30, 1989, who continued as employees after April 30, 1989, will receive their amended accrued benefits as of April 30, 1989 plus benefits earned after that date. The amended accrued monthly benefits at April 30, 1989, for officers listed in the Summary Compensation Table were as follows: W. J. McKenna, Chairman, President and Chief Executive Officer, $8,392 and J. C. Jacobsen, Executive Vice President Administration, $4,646. As of April 30, 1994, of the officers listed in the Summary Compensation Table, Mr. McKenna and Mr. Jacobsen have approximately five years of credited service subsequent to May 1, 1989. As of April 30, 1994, Mr. Madden, Mr. Fung and Mr. Upbin had approximately 5.0, 0.0 and 3.4 years of credited service, respectively. The table below is indicative of annual benefits for service after April 30, 1989, using covered compensation for employees retiring at normal retirement age in calendar 1994. Benefits for employees who retire in subsequent years will be lower reflecting increases in the average social security wage base.

                          PENSION PLAN TABLE

                                                                                    YEARS OF SERVICE
                                                           ------------------------------------------------------------------
                              REMUNERATION                    5             10             15             20            30
                              ------------                 -------        -------       -------        -------        -------
                  $   50,000..........................     $1,892         $ 3,784       $ 5,677        $ 7,569        $11,353
                     100,000..........................      4,392           8,784        13,177         17,569         26,353
                     125,000..........................      5,642          11,284        16,927         22,569         33,853
                     150,000..........................      6,892          13,784        20,677         27,569         41,353
                     200,000..........................      6,892          13,784        20,677         27,569         41,353
                     250,000..........................      6,892          13,784        20,677         27,569         41,353
                     350,000..........................      6,892          13,784        20,677         27,569         41,353
                     500,000..........................      6,892          13,784        20,677         27,569         41,353
                     750,000..........................      6,892          13,784        20,677         27,569         41,353
                   1,000,000..........................      6,892          13,784        20,677         27,569         41,353
                   1,300,000..........................      6,892          13,784        20,677         27,569         41,353


  Section 401(a)(17) of the Internal Revenue Code limits annual earnings for purposes of calculating benefits under Kellwood's pension plan to $235,840. As of May 1, 1994, this limit is reduced to $150,000.
Section 415 of the Internal Revenue Code limits annual benefits payable from the plan at age 65 to $118,800. However, benefits accrued prior to the enactment of these limitations in 1989 were not reduced accordingly. These limits may be adjusted for cost of living increases.

       REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                        EXECUTIVE COMPENSATION

  This Report and the following Performance Graphs shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and they shall not otherwise be deemed filed under such Acts.

OVERVIEW

  The Company's Board of Directors has established a three member
Compensation and Stock Option Committee (the "Committee"). Each member of the Committee is a non-employee director.

  The Securities and Exchange Commission has recently adopted rules which are designed to enhance disclosure of the policies of companies regulated by the Commission in regard to executive compensation. In response to these rules the Committee has prepared the report, as outlined below, on the Company's policies and practices for executive compensation.

  The Company's executive officer compensation program consists of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and stock awards, and various benefits including medical, pension, and 401(k) savings plans generally available to employees of the Company.

COMPENSATION POLICIES

  The Committee's executive compensation policies are designed to provide competitive levels of compensation which integrate pay with the Company's annual and longer term performance goals, reward above average performance, recognize individual initiative and achievements, assist the Company in attracting and retaining qualified executives and build the ownership of Company stock by key managers. The Committee is of the view that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning the interests of management with the interests of the Company's shareowners which ultimately enhances shareowner value. The Committee further believes that bonus and other forms of incentive-based compensation encourage management to attain preset commercial goals for the Company.

BASE SALARY

  The Committee reviews each executive officer's salary annually and considers recommendations submitted by the Chief Executive Officer. In determining appropriate salary levels, the Committee considers a variety of sources, including industry surveys, proxy statements, and outside consultants. The Committee also considers the level and scope of responsibility, experience, Company and individual performance, and internal equity. The Committee uses its discretion to set executive compensation where in its judgment external, internal, or an individual's circumstances warrant. By design, the Committee strives to set executives' salaries at competitive market levels. Increases are based on comparable companies' practices, the Company's achievement of its financial plan, and the individual's performance. The salary increases in fiscal 1994 were based on the Committee's review of the return on equity, net earnings as a percent of sales and earnings per share growth over the prior five years.

ANNUAL CASH INCENTIVES

  Annual cash incentive compensation awards are made to executives to recognize and reward corporate and individual performance. Goals for Company and business unit performance are set at the beginning of each fiscal year. In determining whether to award cash bonuses, the Committee compares the Company's financial performance against its annual financial plan, considers individual performance, and Company performance against that of peer companies. In considering bonuses for executives other than Mr. McKenna, the Committee considers bonus recommendations submitted by the Chief Executive Officer. The Committee also receives an assessment of the performance of each executive from Mr. McKenna and discusses the assessments with him. When assessing the performance of Mr. McKenna, the Committee meets privately. In general, the Company's performance goals were exceeded for fiscal 1994.

ANNUAL STOCK INCENTIVES

  The Committee administers the Company's Restricted Stock Compensation Plan and the Corporate Development Incentive Plan, both of which award shares of the Company's common stock. Under the Restricted Stock Compensation Plan, restricted shares are granted to qualified employees and are released from restrictions ratably over five years. Awards are limited to an aggregate of 25,000 shares for any Plan year. In fiscal 1994, no awards were made to any executive officers.

  The Committee selects key corporate executives to be participants in the Corporate Development Incentive Plan based upon its judgment of the executive's ability to significantly affect major decisions and actions which influence the continued profitable growth and development of the Company, the value of the executive's continuing service and the probable detriment of his or her employment by competitors. The Committee selects participants and sets the performance goals which must be achieved during the measurement period. The measures and objectives may be based on earnings per share, earnings before tax and gains on sale of assets, or other criteria which the Committee establishes. Payment of awards under the Plan are made in common stock. An award, if any, is made to a participant by the Company at the time the Committee determines that performance goals have been met. Restrictions on the share lapse and shares are transferred to the participants in installments over approximately three years, provided the shares have not been forfeited. Awards granted to qualified employees under the Plan are limited to an aggregate of 105,000 shares for any Plan year. The shares covered by the awards may not be transferred, sold, pledged or otherwise disposed of prior to the lapse of restrictions. A target award level is established for each executive officer based on his or her level of responsibility. Based on Company earnings, a participant may have the opportunity to earn awards in excess of the targeted amounts for the Company's outstanding performance. Threshold standards required to be met before any stock bonus award is made are also established. In fiscal 1994, the performance goal was exceeded and awards were made at 116% of the targeted award levels. For specific information about awards to the executive officers named in the Summary Compensation Table, see column
(f) of the table.

STOCK OPTIONS

  The Committee administers the Company's 1990 Omnibus Incentive Stock Plan which provides for awards of incentive stock options, non-qualified stock options and stock appreciation rights. These awards directly relate the amounts earned by the executives to the amount of appreciation realized by the Company's shareowners over comparable periods. Stock options also provide executives with the opportunity to acquire and build a meaningful ownership interest in the Company. While the Company encourages stock ownership by executives, it has not established any target levels for executive stock holdings. Awards are generally made at a level calculated to be competitive. For specific information about grants to the executive officers named in the Summary Compensation Table, see the Option Grants during Fiscal 1994 Table included in this Proxy Statement.

  The Committee considers stock option awards on an annual basis. These are normally awarded in May. In determining the amount of options awarded, the Committee generally establishes a level of award based on the position held by the individual and his or her level of responsibility, both of which reflect the executive's ability to influence the Company's long-term performance. The number of options previously awarded to and held by executives are also reviewed but are not an important factor in determining the size of the current award. The number of options actually awarded in any year are based on an evaluation of the individual's performance.


OTHER BENEFIT PROGRAMS

  The executive officers participate in various health, life and disability insurance programs, pension plan and a retirement savings 401(k) plan, that are generally made available to all salaried employees. Executive officers also receive certain traditional perquisites that are customary for their positions.

  The Committee believes that the overall program it has adopted, with its emphasis on long term compensation, serves to focus the efforts of the Company's executives on the attainment of a sustained high rate of Company growth and profitability for the benefit of the Company and its stockholders.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  The Company's Chief Executive Officer, W. J. McKenna, has an Employment Agreement. Effective May 1, 1994, his salary was increased to $790,000 which is comparable to the compensation paid by companies of similar size. Mr. McKenna has had an Employment Agreement with the Company since 1982 which ends on November 30, 1996 and coincides with Mr. McKenna's seventieth birthday.

  The Committee approved a cash bonus to Mr. McKenna of $370,000 for fiscal 1994 as the Company's performance exceeded the plan.

  In approving the salary increase and the bonus for fiscal year 1994 and the grant of stock options in fiscal 1994 to Mr. McKenna, the Committee took into account his level and scope of responsibilities and contributions to the Company.

COMPANY POLICY ON QUALIFYING COMPENSATION

  Internal Revenue Code Section 162(m), adopted in 1993, provides that publicly-held companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to the CEO and other executive officers which is not "performance based" as defined in Section 162(m). The final regulations implementing Section 162(m) are expected later this year. The Committee will continue to monitor the effect of this new provision on the Company's existing compensation plan and will take appropriate action if warranted in the future to maintain the deductibility of payments under the plan.

COMMITTEE COMPOSITION

  This Report is submitted by the members of the Committee as of April
30, 1994.

      Richard P. Conerly
      James S. Marcus
      James J. Kerley, Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no interlocks or insider participation with any executive officers of the Company or with the members of the Committee, Messrs. Conerly, Kerley and Marcus.

                          PERFORMANCE GRAPHS

  The following graphs compare the performance of Kellwood common shares with that of the S&P 500 and S&P Textile Indices. The graphs plot the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested.

                       [ 5 YEAR COMPARISON GRAPH ]

- - -----------------------------------------------------------------------
                     4/89     4/90     4/91     4/92     4/93     4/94
- - -----------------------------------------------------------------------
Kellwood             $100      $56      $55     $110     $107     $146
S&P 500 Index        $100     $111     $130     $148     $162     $171
S&P Textile Index    $100     $108     $138     $151     $150     $132
- - -----------------------------------------------------------------------

Note:  Total return assumes reinvestment of dividends.

                       [ 10 YEAR COMPARISON GRAPH ]

- - -------------------------------------------------------------------------------------------------------------------
                     4/84     4/85     4/86     4/87     4/88     4/89     4/90     4/91     4/92     4/93     4/94
- - -------------------------------------------------------------------------------------------------------------------
Kellwood             $100     $131     $290     $437     $385     $417     $232     $227     $460     $447     $608
S&P 500 Index        $100     $118     $160     $203     $190     $233     $258     $303     $346     $378     $398
S&P Textile Index    $100     $127     $256     $357     $248     $299     $324     $414     $451     $450     $395
- - -------------------------------------------------------------------------------------------------------------------

Note:  Total return assumes reinvestment of dividends.

OTHER OFFICER AGREEMENTS

  The Company has agreements with Messrs. McKenna, Jacobsen, and several of the other officers providing for compensation in connection with termination of employment following a Change in Control, as well as if all or substantially all of the Company's assets are sold by the Company, or the Company is liquidated or ceases to function as a going concern. These agreements provide for the payment of a lump sum within five days of the date of termination equal to the sum of (a) two times the officer's highest base salary in effect during the fiscal year in which the date of termination occurs, (b) two times the officer's average annual incentive awards during the last three full fiscal years, (c) the incentive award which, pursuant to any benefit plan of the Company, had accrued or would have accrued to the officer during the last full fiscal year, and (d) the last bonus award earned by the officer under the Company's annual bonus program.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  The Securities Exchange Act of 1934 requires all executive officers and directors to report any changes in the ownership of common stock of the Company to the Securities and Exchange Commission, the New York Stock Exchange and the Company.

  Based solely upon a review of these reports and written representations that no additional reports were required to be filed in fiscal 1994, the Company believes that all reports were filed on a timely basis.

            APPROVAL OF AMENDMENTS TO THE KELLWOOD COMPANY
         1990 OMNIBUS INCENTIVE STOCK PLAN (PROXY ITEM NO. 2)

             1990 OMNIBUS INCENTIVE STOCK PLAN AMENDMENTS

NONEMPLOYEE DIRECTOR OPTIONS

  Shareholders are asked to approve a Supplement to the Company's 1990 Omnibus Incentive Stock Plan (the "Plan") which would provide an automatic 1,000 share option grant per year to each nonemployee director. The purpose of the Supplement is to attract and retain outstanding individuals to serve as members of the Board of Directors of the Company by providing such persons opportunities to acquire shares of the common stock of the Company on advantageous terms thereby giving them a stake in the growth and profitability of the Company in order to enable them to represent the viewpoint of other shareholders of the Company more effectively.

  Each nonemployee director would automatically be granted an option to purchase 1,000 shares of common stock on the first business day following the date of each annual meeting of shareholders of the company held during the term of the Plan. Each option granted under the Supplement would be exercisable at an option price equal to 100% of the fair market value of the shares subject to option on the date of grant.

  The option term under the Supplement is ten years. All options granted to nonemployee directors become fully exercisable one year after date of grant or on the date the optionee terminates service on the Board in case of retirement, death or disability. Each option granted under the Supplement expires three months after the date of the optionee's termination of service for any reason other than death, disability or retirement. The period of exercise following death is one year and each option shall be exercisable for the balance of its term in the case of retirement or disability.

  Under current U.S. federal tax law, a nonemployee director who is granted an option will not realize any taxable income at the time of grant. The director will have taxable income at the time of exercise equal to the difference between the option price and the fair market value of the shares on the date of exercise and the Company will be entitled to a corresponding deduction.

PLAN LIMITS AND SECTION 162(m) OF THE CODE

  Shareholders are also asked to approve an amendment to the Plan which would place a 300,000 share limit on the number of shares of stock subject to stock options that may be granted to any employed participant during the term of the Plan. This change is intended to preserve the Company's tax deduction for stock options granted under the Plan in 1994 and subsequent years.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code ("Code"). Section 162(m) generally limits the deduction that may be claimed for compensation paid to the Chief Executive Officer and the four other highest paid executives in a given year to $1,000,000, subject to certain exceptions. The rule applies to all types of compensation, including amounts realized on exercise of stock options unless the options and plan under which they are granted qualify as "performance based" under the terms of the Code and related regulations. The Company has been advised by counsel that approval of the proposed plan limit amendment will permit future grants of stock options under the Plan to meet the requirements for performance based compensation and thus qualify for a tax deduction.

VOTE REQUIRED

  The vote of a majority of the shares present and voting at the meeting is required for approval of the Plan amendments.

  There are seven Nonemployee Directors in the proposed Plan. If this Plan Benefit had been in effect on August 4, 1993, the day after the Annual Shareowners Meeting, the seven Nonemployee Directors, as a group, would have been granted 7,000 option shares at an option price of $20.04 for a total value of $140,280.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE PLAN.

                        INDEPENDENT ACCOUNTANTS

  The Audit Committee recommended to the Board and the Board approved on June 1, 1994, the retention of Price Waterhouse to serve as the Company's independent accountants for fiscal year 1995.

  Representatives of Price Waterhouse will be present at the annual meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 Thomas H. Pollihan
                                 Vice President, Secretary and
                                 General Counsel

St. Louis, Missouri
July 14, 1994

                                                              EXHIBIT A

                           KELLWOOD COMPANY

            SUPPLEMENT TO 1990 OMNIBUS INCENTIVE STOCK PLAN
                 FOR OPTIONS TO NONEMPLOYEE DIRECTORS

  1. PURPOSE. The purpose of this Supplement to the Kellwood Company 1990 Omnibus Incentive Stock Plan is to encourage directors who are not officers or full-time employees of the Company or any of its subsidiaries ("Nonemployee Directors") to become stockholders in the Company thereby giving them a stake in the growth and profitability of the Company, to enable them to represent the viewpoint of the stockholders of the Company more effectively and to encourage them to continue serving as directors.

  2. ADMINISTRATION. This Supplement shall be administered by the Board of Directors, whose interpretation of the terms and provisions of the Supplement and whose determinations in matters pertaining to options granted under the Supplement shall be final and conclusive.

  3. GRANT OF OPTIONS. Each person who remains or becomes a Nonemployee Director of the Company on the date of the 1994 annual meeting of shareholders shall be granted an option to purchase 1,000 shares of Common Stock on the first business day after the date of the 1994 annual meeting. Each person who becomes a Nonemployee Director after the date of the 1994 annual meeting shall be granted an option to purchase 1,000 shares of Common Stock on the first business day after the date of the first annual meeting of shareholders at which such person was elected or remained a Nonemployee Director.

  Each Nonemployee Director who is granted an initial option to purchase 1,000 shares of Common Stock as provided above shall be granted additional options to purchase 1,000 shares of Common Stock on the first business day after the date of each succeeding annual meeting of shareholders at which the Nonemployee Director remains a member of the Board.

  4. OPTION PRICE. The option price for each option granted to Nonemployee Directors shall be 100% of the fair market value of the shares subject to option on the date of option grant. The option price may be paid by check or by the delivery of shares of Common Stock then owned by the participant.

  5. TERM; TERMINATION OF SERVICE. The option term shall be ten years. All options granted to Nonemployee Directors shall become fully exercisable one year after the date of option grant or on the date the optionee terminates service on the Board in case of retirement after age 62, death or total disability. Each option granted to a Nonemployee Director shall expire three months after the date of the optionee's termination of service for any reason other than death, total disability or retirement. The period of exercise following death shall be one year. In the event of retirement or total disability each option shall be exercisable for the balance of its ten year term.

  6. STOCKHOLDER APPROVAL. This Supplement was adopted by the Board of Directors of the Company on February 24, 1994. The Supplement shall be null and void if stockholder approval is not obtained at the 1994 annual meeting of stockholders.

                              KELLWOOD COMPANY
P             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                        ANNUAL MEETING AUGUST 25, 1994
O
X
Y        WILLIAM J. MCKENNA, THOMAS H. POLLIHAN, JANE B. CAMPBELL,
    and each of them, are hereby appointed proxies of the Shareowner(s) signing the reverse side hereof, with power of substitution acting by a majority of the proxies present and voting, or if only one proxy is present and voting then acting by that one, to vote the shares of Kellwood Company common stock which the Shareowner(s) is (are) entitled to vote, at the ANNUAL MEETING OF SHAREOWNERS to be held at 600 Kellwood Parkway, St. Louis, Missouri on August 25, 1994, at 9:00 A.M., and at any adjournment thereof, with all the powers the signing Shareowners would possess if present.
    The proxies are instructed to vote as specified on the REVERSE SIDE.

    Election of Directors:                        (change of address)

    W. Y. Fung, Jerry M. Hunter,      ----------------------------------------

    James C. Jacobsen, James S.       ----------------------------------------

    Marcus and William J. McKenna     ----------------------------------------

                                      ----------------------------------------
                                      (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SHAREOWNER(S), SEE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, ALL AS SET FORTH IN THE NOTICE OF ANNUAL MEETING DATED JULY 14, 1994, AND THE ACCOMPANYING PROXY STATEMENT. DISCRETION WILL BE USED WITH RESPECT TO VOTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                                              /SEE REVERSE/
                                             /   SIDE    /
000000

/ X /  Please mark your
       votes as in this
       example.


                        FOR      WITHHELD
1.  Election of
    Directors          /   /      /  /
    (see reverse)

For, except vote withheld from the following nominee(s):

______________________________________________


                                         FOR      AGAINST     ABSTAIN
2.  Approve amendments to the
    Kellwood Company 1990 Omnibus       /  /       /  /        /  /
    Incentive Stock Plan.

                                                   Change
                                                      of     /   /
                                                 Address




SIGNATURE(S) _______________________________   DATE _____________________

SIGNATURE(S) _______________________________   DATE _____________________

NOTE:     Please sign exactly as name appears hereon.
          Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            Appendix

     Pages 12 and 13 of the printed Proxy contain Performance Graphs. The information contained in those graphs is depicted in the tables that immediately follow each graph.